Exhibit 10.2
NEITHER THE SECURITIES REPRESENTED BY THIS AGREEMENT NOR THE SECURITIES OBTAINABLE UPON EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED, OR EXERCISED BY OR ON BEHALF OF A U.S. PERSON, UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE UNDER REGULATION S PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE ACT OR PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS AGREEMENT MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.
PHANTOM STOCK UNITS AGREEMENT

Date of Issuance: May , 2008	Certificate No. PSU-
     This Phantom Stock Units Agreement (this “Agreement”), dated May                    , 2008 (the “Effective Date”), is made and entered into by and among Trico Marine Services, Inc., a Delaware corporation (the “Company”) and                      (“Unitholder”).
W I T N E S S E T H :
          WHEREAS, the Company, Unitholder and Trico Shipping AS, a subsidiary of the Company (“Buyer”), entered into that certain Share Purchase Agreement dated May 15, 2008 (the “Purchase Agreement”), pursuant to which Buyer agreed to purchase from Unitholder, and Unitholder agreed to sell to Buyer all of Unitholder’s shares of common stock of DeepOcean ASA, a Norwegian public limited company (“DeepOcean”);
          WHEREAS, pursuant to the Purchase Agreement, the Company agreed to pay Unitholder cash and issue Phantom Stock Units (as defined below) of the Company; and
          WHEREAS, the Company and Unitholder desire to enter into this Agreement to provide for the terms and conditions of the Phantom Stock Units;
     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the parties to this Agreement agree as follows:

ARTICLE 1
PHANTOM STOCK UNITS
          1.1 Grant. For value received, the Company hereby grants to Unitholder                                         (                    ) phantom stock units of the Company (the “Phantom Stock Units”), which shall be evidenced by this Agreement, representing the right to receive                                         (                    ) shares of the Company’s Common Stock, $0.01 par value per share (the “Trico Common Shares”), or, at the option of the Company, the Cash Equivalent (as defined below) on the terms and conditions set forth in this Agreement. The number of Trico Common Shares (and the amount and kind of other securities) for which the Phantom Stock Units are exercisable shall be subject to adjustment as provided in this Agreement.
          1.2 Vesting Schedule. A Phantom Stock Unit may be exercised only after vesting in accordance with the following schedule:
          (a) Time Vesting. Subject to earlier vesting set forth in Section 1.2(b) or Section 1.2(c), the Phantom Stock Units shall be subject to vesting as follows:
               (i) fifty percent (50%) of the Phantom Stock Units shall vest and be exercisable upon the first anniversary of the Closing Date; and
               (ii) the remaining fifty percent (50%) of the Phantom Stock Units shall vest and be exercisable upon the second anniversary of the Closing Date1.
          (b) Performance Vesting. If DeepOcean’s earnings before interest, taxes, depreciation and amortization (EBITDA) for its fiscal year ended December 31, 2008 is greater than NOK 489,000,000, then one hundred percent (100%) of the Phantom Stock Units shall vest and be exercisable upon the first anniversary of the Closing Date. For purposes of this Agreement, “Closing Date” shall mean the date of the completion and settlement of Buyer’s mandatory offer to purchase all of the issued and outstanding shares of DeepOcean for NOK 32 in cash.
          (c) Change of Control. One hundred percent (100%) of the Phantom Stock Units shall vest and be exercisable immediately prior to a Change of Control. For purposes of this Agreement, “Change of Control” means (i) a merger, consolidation or business combination in which the Company is not the surviving entity or the Company’s shareholders immediately prior to such event do not own at least a majority of the outstanding equity interests of the surviving company, (ii) the sale of all or substantially all of the assets of the Company and its subsidiaries in one or more related transactions, (iii) the acquisition of beneficial ownership or voting control of a majority of the outstanding equity interests of the Company by any person (as such term is used in Section 3(a)(9) and Section 13(d) of the U.S. Securities Exchange Act) or a “group” (as defined by or under Section 13(d)(3) of the U.S. Securities Exchange Act), or (iv) the dissolution or liquidation of the Company.2

1	With respect to certain members of DeepOcean’s management (each a “Management Member”), all of the Phantom Stock Units granted to those Management Members (74,402 total Phantom Stock Units) will vest 181 days after the Closing Date.

2	The Phantom Stock Units granted to certain Management Members will vest in connection with the termination of their employment. All 74,402 Phantom Stock Units granted to certain of these Management Members will vest if, prior to the first anniversary of the Closing Date, their employment with DeepOcean is terminated due to retirement

          1.3 Exercise Period. The Unitholder may exercise vested Phantom Stock Units, in whole but not in part, at any time after vesting in accordance with Section 1.2, and from time to time thereafter until the fifth anniversary of the Closing Date or, if such day is not a business day, on the next succeeding business day (the “Exercise Period”)3. The Company will give the Unitholder of the Phantom Stock Units written notice of the expiration of the Exercise Period at least 30 days (but no more than 45 days) prior to the date of such expiration.
          1.4 Exercise Procedure. Vested Phantom Stock Units shall be deemed to have been exercised when all of the following items have been delivered to the Company (the “Exercise Time”):
          (a) a completed Exercise Certificate, in the form attached as Exhibit 1, executed by the Unitholder; and
          (b) the original of this Agreement executed by the Unitholder.
          1.5 Issuance or Payment by the Company. Upon delivery of the items set forth in Section 1.4, the Company shall deliver either the number of Trico Common Shares set forth in Section 1.5(a) or the amount set forth Section 1.5(b) below:
          (a) a certificate or certificates representing the number of Trico Common Shares underlying the vested Phantom Stock Units exercised, together with any cash payable in lieu of a fraction of a share pursuant to Section 1.5(c) of this Agreement; or
          (b) an amount in cash equal to the Weighted Average Trading Price on the Nasdaq Global Market (or such other securities exchange or automated quotation system on which the Trico Common Shares are then listed or quoted) during the last three days on which the Trico Common Shares were traded prior to the Exercise Time multiplied by the number of Trico Common Shares underlying the vested Phantom Stock Units exercised (the “Cash Equivalent”), where the “Weighted Average Trading Price” for the three days shall mean (x) the sum for all three days of the average of the high and low sales prices for one Trico Common Share for each of the three days times the number of Trico Common Shares traded on each such day, all as is reported by the Nasdaq Global Market (or such other securities exchange or automated quotation system), divided by (y) the total number of Trico Common Shares traded during such three days, as is reported by the Nasdaq Global Market (or such other securities exchange or automated quotation system). The Weighted Average Trading Price shall be converted from USD into NOK based on the USD/NOK exchange rate as quoted by the Federal Reserve Bank of New York at the end of each of the same three trading days as the Weighted Average Trading Price of the Trico Common Shares are calculated, using the same weighted average method of calculation as used with respect to sales prices of the Trico Common Shares.

(“Retirement”). All 151,707 Phantom Stock Units granted to another Management Member will vest if, prior to the first anniversary of the Closing Date, his employment with DeepOcean is terminated due to Retirement or he steps down (“Step Down”) from his current position (provided he agrees to remain as an employee of the Company until December 31, 2008).

3	With respect to all of the Phantom Stock Units held by Management Members described in footnote 2 above, upon such Retirement or Step Down, their Phantom Stock Units will be exercisable for the lesser of (i) three month period after Retirement or Step Down or (ii) the remaining term of the Exercise Period.

          (c) In no event shall the Company issue any fractional Trico Common Shares to the Unitholder pursuant to this Section 1.5. In lieu of any such fractional shares, the Company shall pay the Unitholder the cash value of such fractional share as determined based on the calculation set forth in Section 1.5(b).
          (d) Any cash amount that may be paid to the Unitholder pursuant to Section 1.5(b) or Section 1.5(c) shall be payable within three (3) business days after the Exercise Time by wire transfer or delivery of other immediately available funds to Unitholder.
          (e) Any Trico Common Shares issued upon exercise of the vested Phantom Stock Units shall be delivered by the Company to Unitholder within three (3) business days after the date of the Exercise Time by delivery of a stock certificate or certificates representing such Trico Common Shares or, at the Unitholder’s option, by crediting its account with such shares through delivery by electronic book-entry at the Depository Trust Company. Unless the Phantom Stock Units have expired or been exercised in their entirety, the Company shall prepare a new Phantom Stock Units Agreement, substantially identical hereto and executed by the Company, representing the rights formerly represented by the Phantom Stock Units which have not expired or been exercised and shall deliver such new Phantom Stock Units Agreement to the Unitholder concurrently with the delivery of certificates for Trico Common Shares.
          1.6 Record Holder of Shares. The Trico Common Shares issuable upon the exercise of the Phantom Stock Units shall be deemed to have been issued to the Unitholder at the Exercise Time, and the Unitholder shall be deemed for all purposes to have become the record holder of such Trico Common Shares at the Exercise Time.
          1.7 Reserved Shares. The Company shall at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon the exercise of the Phantom Stock Units, the maximum number of Trico Common Shares issuable upon the exercise of the Phantom Stock Units. All Trico Common Shares which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.
          1.8 Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Unitholder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing the Phantom Stock Units, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
ARTICLE 2
ADJUSTMENT
          2.1 Adjustment of Number of Trico Common Shares. In order to prevent dilution of the rights granted under the Phantom Stock Units, the number of Trico Common Shares or other securities obtainable upon exercise of the Phantom Stock Units shall be subject to adjustment from time to time as provided in this Article 2.
          2.2 Adjustment for Stock Splits and Combinations. If the Company at any time after the Date of Issuance (as set forth on the first page of this Agreement) effects a subdivision of the outstanding Trico Common Shares, the aggregate number of Trico Common Shares for which the Phantom Stock Units are exercisable shall be proportionately increased. If the Company any time after the Date of Issuance combines the outstanding Trico Common Shares into a smaller number of shares, the aggregate number of Trico Common Shares for which the Phantom Stock Units are exercisable shall be proportionately reduced. Any adjustment under this Section 2.2 shall become effective at the close of business on the date the subdivision or combination becomes effective.
          2.3 Adjustment for Stock Dividends and Distributions. If the Company at any time after the Date of Issuance makes, or fixes a record date for the determination of holders of Trico Common Shares entitled to receive, a dividend or other distribution payable in additional Trico Common Shares, in each such event the aggregate number of Trico Common Shares for which the Phantom Stock Units are exercisable shall be proportionately increased as of the time of such issuance.
          2.4 Adjustments for Other Dividends and Distributions. If the Company at any time after the Date of Issuance makes, or fixes a record date for the determination of holders of Trico Common Shares entitled to receive a dividend or other distribution (other than a dividend or distribution payable solely in Trico Common Shares), in each such event provision shall be made so that the holder of the Phantom Stock Units shall receive upon exercise hereof, in addition to the number of Trico Common Shares receivable thereupon, the dividend or distribution which such holder would have received had such exercise occurred immediately prior to such event. Any such dividends paid shall be subject to withholding by the Company for taxes.
          2.5 Adjustment for Reclassification, Exchange and Substitution. If at any time after the Date of Issuance the Trico Common Shares issuable upon exercise of the Phantom Stock Units are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend, a reorganization, merger or consolidation provided for elsewhere in this Article 2), in any such event the Phantom Stock Units shall thereafter represent the right to receive upon exercise hereof the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of Trico Common Shares issuable upon exercise of the Phantom Stock Units immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.
          2.6 Reorganizations, Mergers or Consolidations. If, at any time after the Date of Issuance, the Trico Common Shares are converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Article 2 or any such transaction pursuant to which the Company exercises its right to require exercise pursuant to Section 2.7), then, as a part of such transaction, provision shall be made so that the Phantom Stock Units shall thereafter represent the right to receive upon exercise hereof the number of shares of stock or other securities or property to which a holder of the maximum number of Trico Common Shares issuable upon exercise of the Phantom Stock Units immediately prior to such transaction would have been entitled in connection with such transaction, subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 2 with respect to the rights of the Unitholder after such transaction to the end that the provisions of this Article 2 (including adjustment of the number of Trico Common Shares issuable upon exercise of the Phantom Stock Units) shall be applicable after that event and be as nearly equivalent as practicable.
          2.7 Change of Control. If any transaction is contemplated that would constitute a Change of Control and that would involve the holders of Trico Common Shares receiving or having the right to receive securities or other property in exchange for Trico Common Shares (whether by merger, consolidation, exchange offer or otherwise), then, notwithstanding anything in this Agreement to the contrary, (a) the Company shall have the right to require that the Unitholder exercise all Phantom Stock Units immediately prior to the consummation of such Change of Control in exchange for the Trico Common Shares underlying such Phantom Stock Units, (b) upon such exercise the Phantom Stock Units and this Phantom Stock Units Agreement shall be null and void and of no further force and effect and (c) thereafter, Unitholder shall be entitled to receive the number of shares of stock or other securities or property to which any other holder of such number of Trico Common Shares immediately prior to the consummation of such transaction would be entitled to in connection with such transaction.
          2.8 Certificate of Adjustment. In each case of an adjustment or readjustment under this Article 2, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Unitholder. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.
          2.9 Notices. The Company shall give written notice to the Unitholder at least 15 days prior to the date on which the Company closes its books or takes a record with respect to any dividend or distribution upon the Trico Common Shares.
ARTICLE 3
NO ASSIGNMENT
          The Phantom Stock Units are not transferable and Unitholder may not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Phantom Stock Units or any legal or equitable interest therein other than by will (testament) or the laws of descent and distribution upon death. Upon any such permitted assignment, assignee shall assume Unitholder’s rights and obligations under this Agreement.
ARTICLE 4
MISCELLANEOUS

          4.1 Notices. All notices and other communications provided for herein (including the Exercise Certificate and Assignment Certificate) shall be in writing and shall be deemed to have been duly given when delivered personally or sent by facsimile or email (provided a confirmation copy is later sent by other method) or three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one (1) business day after being sent via an internationally recognized courier service for next business day delivery, to the party to whom it is directed:
          If to the Company, to:
3200 Southwest Freeway, Suite 2950
Houston, Texas 77027
Attention:       Rishi A. Varma
Telephone:       (832) 922-6812
Facsimile:       (713) 780-0062
E-Mail:       rvarma@tricomarine.com
          With a copy to:
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, Suite 800
Denver, Colorado 80202
Attention:       James L. Palenchar
Telephone:       303-592-3111
Facsimile:       303-592-3140
E-Mail:       james.palenchar@bartlit-beck.com
          and:
Bugge, Arentz-Hansen & Rasmussen
P.O. Box 1524 Vika
N-0117
Oslo, Norway
Attention: Bjørn Gabriel Reed
Telephone: +47 22 83 02 70
Facsimile: +47 22 83 07 95
E-Mail: bgr@bahr.no
          If to Unitholder to:
[Name]
[Address]
Telephone:
Facsimile:
E-Mail:
          With a copy to:

Attention:
Telephone:
Facsimile:
E-Mail:
or for any party, at such other address as such party shall have specified in writing to each of the other parties in accordance with this Section 4.1.
          4.2 Amendments. Any provision of this Agreement may be waived or amended if, and only if, such amendment or waiver is in writing and signed by the Company and Unitholder.
          4.3 Entire Agreement. This Agreement (including the Exhibit), together with the Purchase Agreement (a) constitutes the entire agreement and understandings of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) is not intended to confer upon any other Person any rights or remedies hereunder.
          4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of Norway (without regard to the choice of law provisions thereof).
          4.5 Dispute Resolution. The parties shall attempt to resolve disputes that arise out of or in relation to this Agreement amicably. If the parties in dispute fail to resolve the dispute, the dispute shall be referred to arbitration pursuant to the Norwegian Arbitration Act (2004). Each party shall appoint one arbitrator and the two arbitrators shall appoint the third arbitrator who shall be the chairman of the arbitration tribunal. The chairman shall be a Norwegian legal professional. If one party fails to appoint an arbitrator within one month from being requested to do so or if the two arbitrators cannot agree on who shall be appointed chairman within one month from the last appointment, the Chief Justice of Oslo District Court shall appoint such arbitrator. The venue of the arbitral proceedings shall be in Oslo and the language shall be English. The arbitration is deemed to be commenced when request for arbitration is sent from the party requesting arbitration. The parties agree to conclude a separate agreement on confidentiality of both the arbitral proceedings and the award immediately after arbitration has been requested. In the event of any dispute arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses incurred in connection with such dispute, including costs of the arbitration and reasonable attorneys’ fees.
          4.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          4.7 Specific Performance. Each of the parties hereto acknowledges and agrees that the Company and the Unitholder would be irreparably damaged if each covenant in this

Agreement is not performed in accordance with its specific terms and that any breach of such provision of this Agreement by any party to this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which either the Company or the Unitholder may be entitled under this Agreement, the Company and the Unitholder shall be entitled to enforce such provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of such provision of this Agreement, without posting any bond or other undertaking.
          4.8 No Rights as a Shareholder. Until Trico Common Shares are issued to the Unitholder hereunder, the Unitholder shall not possess any rights of a stockholder of the Company with respect to the Trico Common Shares underlying the Phantom Stock Units, including, without limitation, the right to vote such Trico Common Shares or receive dividends (except as provided above).
          4.9 Taxes. Unitholder shall bear and pay any taxes payable arising out of or otherwise in connection with the Phantom Stock Units and the transactions contemplated by this Phantom Stock Units Agreement, including, without limitation, any taxes arising in connection with exercising any of the Phantom Stock Units.
          4.10 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
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     IN WITNESS WHEREOF, the Company has caused this Phantom Stock Units Agreement to be duly executed and attested by its duly authorized officers under its corporate seal and to be dated as of the date first above written.

COMPANY:

TRICO MARINE SERVICES, INC.

By:	Rishi A. Varma
Its:	Chief Administrative Officer,
Vice President and General Counsel
AGREED AND ACKNOWLEDGED:
UNITHOLDER:

Name:

EXHIBIT 1
EXERCISE CERTIFICATE

To:	Dated:
     The undersigned, pursuant to the provisions set forth in the attached Phantom Stock Units Agreement (Certificate No. PSU-   ), hereby exercises its Phantom Stock Units for                      Trico Common Shares covered by such Phantom Stock Units.
     The undersigned requests that a certificate for such Trico Common Shares be registered in the name of                                                             whose address is                                                              and whose [identifying number] is                      , and that such certificate be delivered to                                            whose address is                                                                . If said number of Trico Common Shares is less than all of the Trico Common Shares issuable under the Phantom Stock Units, the undersigned requests that a new Phantom Stock Units Agreement evidencing the right to the remaining balance of Trico Common Shares for which the Phantom Stock Units are exercisable be registered in the name of                                          whose address is                                         and whose [identifying number] is                      , and that such certificate be delivered to                       whose address is                                                                 .

Signature

Address